As filed with the Securities and Exchange Commission on March 19, 2004

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LOCKHEED MARTIN CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of

Incorporation or Organization)

52-1893632

(I.R.S. Employer Identification No.)

6801 Rockledge Drive

Bethesda, Maryland 20817

(Address of Principal Executive Offices)

Lockheed Martin Corporation Salaried Savings Plan

(Full Title of the Plan)

David A. Dedman, Esquire

Associate General Counsel

Lockheed Martin Corporation

6801 Rockledge Drive

Bethesda, Maryland 20817

(Name and address of agent for service)

(301) 897-6000

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1) (2)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)

Common Stock, par value $1.00 per share	33,500,000	$43.68	$1,463,280,000	$175,997.58

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of plan interests to be offered or sold pursuant to the Plan to which this Registration Statement relates.

(2)	Calculated pursuant to Rule 457(h) based on the average of the high and low prices reported on the New York Stock Exchange as of March 16, 2004.

(3)	In accordance with Rule 457(p), $9,400 of the currently due registration fee has been offset by registration fees previously paid with respect to unsold shares under prior registration statements filed by the Registrant. Registrant filed a Registration Statement on Form S-8 (No. 333-42984) on August 3, 2000 to register 1,000,000 shares of its common stock that remain unsold and paid $7,384 in registration fees attributable to the unsold shares. Registrant also filed a Post-Effective Amendment No. 3 on Form S-8 to Form S-4 (No. 333-78279) on August 2, 2000, amending a Form S-4 initially filed on May 12, 1999, to register 500,000 shares of its common stock, of which 280,807 shares remain unsold, and paid $2,016 in registration fees attributable to the unsold shares. The unsold shares originally were expected to be issued under the COMSAT Corporation Savings and Profit-Sharing Plan, which subsequently was renamed the Lockheed Martin Global Telecommunications Savings Investment Plan (the “LMGT Plan”). The LMGT Plan has been combined with the Lockheed Martin Salaried Savings Plan (the “Plan”), to which this registration statement relates.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to employees eligible to participate in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions of Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation Of Documents By Reference.

The following documents filed with the Commission are incorporated herein by reference:

•	Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003;

•	Registrant’s Current Reports on Form 8-K filed on February 13, 2004, March 2, 2004, March 3, 2004, March 11, 2004, March 12, 2004;

•	the description of Registrant’s common stock, $1.00 par value per share, contained in Registrant’s Registration Statement on Form 8-B, filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)(as amended on Form 8-B/A filed on March 9, 1995), and any amendment or report filed for the purpose of updating such description; and

•	Plan’s Annual Report on Form 11-K for the year ended December 31, 2002.

In addition, any and all documents filed by the Registrant or Plan pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this Registration

Statement and prior to the withdrawal (if any) of the Registration Statement shall, to the extent required by law, be deemed to be incorporated by reference into this Registration Statement and to be a part hereof.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The Opinion of Counsel as to the legality of the securities being registered (constituting Exhibit 5) has been rendered by counsel who is a full-time employee of the Registrant and who, as such, participates in the Plan.

Item 6.	Indemnification of Directors and Officers.

The Maryland General Corporation Law authorizes Maryland corporations to limit the liability of directors and officers to the corporation or its stockholders for money damages, except (a) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, (b) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding that the person’s action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding or (c) in respect of certain other actions not applicable to the Registrant. Under the Maryland General Corporation Law, unless limited by charter, indemnification is mandatory if a director or an officer has been successful on the merits or otherwise in the defense of any proceeding by reason of his or her service as a director unless such indemnification is not otherwise permitted as described in the following sentence. Indemnification is permissive unless it is established that (a) the act or omission of the individual was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (b) the individual actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director had reasonable cause to believe his or her act or omission was unlawful. In addition to the foregoing, a court of appropriate jurisdiction may, under certain circumstances, order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or officer has met the standards of conduct set forth in the preceding sentence or has been adjudged liable on the basis that a personal benefit was improperly received in a proceeding charging improper personal benefit to the director or officer. If the proceeding was an action by or in the right of the corporation or involved a determination that the director or officer received an improper personal benefit, however, no indemnification may be made if the individual is adjudged liable to the corporation, except to the extent of expenses approved by a court of competent jurisdiction.

Article XI of the Charter of the Registrant limits the liability of directors and officers to the fullest extent permitted by the Maryland General Corporation Law. Article XI of the Charter of the Registrant also authorizes the Registrant to adopt bylaws or resolutions to provide for the indemnification of directors and officers. Article VI of the Bylaws of the Registrant provides for the indemnification of the Registrant’s directors and officers to the fullest extent permitted by the Maryland General Corporation Law. In addition, the Registrant’s directors and officers are covered by certain insurance policies maintained by the Registrant.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit Number	Exhibit Description

5	Opinion of David A. Dedman, Esquire

23.1	Consent of Ernst & Young LLP

23.2	Consent of David A. Dedman, Esquire (contained in Exhibit 5 hereof)

24	Powers of Attorney

The Registrant undertakes that it will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this the 19th day of March, 2004.

LOCKHEED MARTIN CORPORATION

By:	/s/ David A. Dedman

David A. Dedman
Associate General Counsel

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.

Signature	Title	Date

/s/ Vance D. Coffman* Vance D. Coffman	Chairman, Director and Chief Executive Officer (Principal Executive Officer)	March 19, 2004

/s/ Christopher E. Kubasik* Christopher E. Kubasik	Senior President and Chief Financial Officer (Principal Financial Officer)	March 19, 2004

/s/ Rajeev Bhalla* Rajeev Bhalla	Vice President and Controller (Principal Accounting Officer)	March 19, 2004

This Registration Statement also has been signed on the date indicated by the following directors, who constitute a majority of the Board of Directors:

E.C. “Pete” Aldridge, Jr.*	Eugene Murphy*
Nolan D. Archibald*	Joseph W. Ralston*
Norman R. Augustine*	Frank Savage*
Marcus C. Bennett*	Anne Stevens*
Vance D. Coffman*	Robert J. Stevens*
Gwendolyn S. King*	James R. Ukropina*
Douglas H. McCorkindale*	Douglas C. Yearley*

By:	/s/ David A. Dedman	March 19, 2004

*David A. Dedman
(Attorney-in-fact**)

**	By authority of Powers of Attorney filed with this Registration Statement on Form S-8.

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 19th day of March, 2004.

LOCKHEED MARTIN PERFORMANCE SALARIED SAVINGS PLAN

By:	/s/ John B. Dierkes

John B. Dierkes
Vice President, HR Services

EXHIBIT INDEX

Exhibit Number	Exhibit Description

5	Opinion of David A. Dedman, Esquire

23.1	Consent of Ernst & Young LLP

23.2	Consent of David A. Dedman, Esquire (contained in Exhibit 5 hereof)

24	Powers of Attorney